Exhibit (a)(5)(d)

KCG Holdings, Inc. 545 Washington Boulevard Jersey City, New Jersey 07310 1 201 222 9400 tel 1 800 544 7508 toll free www.kcg.com

KCG PROVIDES PRO FORMA INFORMATION

WITH RESPECT TO ITS TENDER OFFER

JERSEY CITY, New Jersey – May 12, 2015 – KCG Holdings, Inc. (NYSE: KCG) is providing the following additional information with respect to its offer to purchase (the Offer) up to $330 million of its Class A common stock at a specified price per share not less than $13.50 and not greater than $14.00.

Pro Forma Information

The following unaudited consolidated pro forma financial information is derived from KCG’s consolidated statements, which KCG prepares in accordance with GAAP. The pro forma financial information presented below should be read in conjunction with our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2014, and our unaudited interim consolidated financial statements and notes thereto for the three months ended March 31, 2015, included in our Form 10-Q filed with the Securities and Exchange Commission on May 11, 2015.

The pro forma financial information below assumes that: (i) the Offer is fully subscribed; (ii) the purchase price per share is determined to be $13.50 (the lowest per-share purchase price in the Offer); and (iii) purchases under the Offer were made as of March 31, 2015 with respect to the selected Consolidated Statement of Financial Condition data provided and as of January 1, 2014 with respect to the selected Consolidated Statements of Operations data provided. This pro forma financial information is not necessarily indicative of either our financial position or results of operations that would have been obtained had these transactions been consummated on the terms and dates described above and is not necessarily indicative of future results. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other risks and uncertainties, certain of which are beyond our control.

Selected Consolidated Statement of Financial Condition Data (in thousands, except per share amounts)

	March 31, 2015
	Actual	Adjustments for the Offer		Pro Forma
ASSETS
Cash and cash equivalents (1)	$990,542		$(330,000)	$660,542
Cash and cash equivalents segregated under federal and other regulations	3,000			3,000
Funds held in escrow	330,163			330,163
Financial instruments owned, at fair value	2,640,951			2,640,951
Securities borrowed	1,685,850			1,685,850
Receivable from brokers, dealers and clearing organizations	918,506			918,506
Fixed assets and leasehold improvements, less accumulated depreciation and amortization	129,171			129,171
Investments	105,624			105,624
Goodwill and intangible assets, less accumulated amortization	146,539			146,539
Deferred tax asset, net	164,298			164,298
Other assets	217,407			217,407

Total assets	$7,332,051		$(330,000)	$7,002,051

LIABILITIES & EQUITY
Liabilities
Financial instruments sold, not yet purchased, at fair value	$2,142,284	$		$2,142,284
Securities loaned	792,887			792,887
Financial instruments sold under agreements to repurchase	905,567			905,567
Payable to brokers, dealers and clearing organizations	538,843			538,843
Payable to customers	12,126			12,126
Accrued compensation expense	41,831			41,831
Accrued expenses and other liabilities (2)	161,850		5,000	166,850
Income taxes payable (3)	148,481		(1,900)	146,581
Capital lease obligations	5,080			5,080
Debt	799,847			799,847

Total liabilities	5,548,796		3,100	5,551,896

Equity
Class A common stock (1), (4)	1,296		(244)	1,052
Additional paid-in capital (1), (4)	1,391,368		(329,756)	1,061,612
Retained earnings (5)	522,081		(3,100)	518,981
Treasury stock, at cost	(133,188)			(133,188)
Accumulated other comprehensive income	1,698			1,698

Total equity	1,783,255		(333,100)	1,450,155

Total liabilities and equity	$7,332,051		$(330,000)	$7,002,051

Shares outstanding (including restricted stock units) (4)	118,091		(24,444)	93,647
Book value per share	$15.10			$15.49

NOTE: Pro forma information assumes the Offer occurred on balance sheet date.

(1)	Pro forma information assumes shares repurchased in the Offer using cash on hand.
(2)	Pro forma information reflects estimated professional fees payable directly attributable to the Offer.
(3)	Pro forma information reflects estimated reduction in income taxes payable directly attributable to the Offer.
(4)	Pro forma information assumes the Offer is fully subscribed and $330 million of shares were repurchased and retired at the minimum purchase price for the Offer of $13.50 per share.
(5)	Pro forma information reflects estimated professional fees payable, net of 38% tax rate, directly attributable to the Offer.

Selected Consolidated Statements of Operations Data (in thousands, except per share amounts)

	For the year ended December 31, 2014		For the three months ended March 31, 2015
	Actual	Pro Forma	Actual	Pro Forma
Revenues
Trading revenues, net	$837,357	$837,357	$208,795	$208,795
Commissions and fees	437,022	437,022	99,961	99,961
Interest, net	621	621	(23)	(23)
Investment income and other, net	41,232	41,232	387,423	387,423

Total revenues	$1,316,232	$1,316,232	$696,156	$696,156

Expenses
Employee compensation and benefits	$437,269	$437,269	$106,718	$106,718
Execution and clearance fees	305,177	305,177	68,473	68,473
Communications and data processing	150,595	150,595	33,764	33,764
Depreciation and amortization	81,448	81,448	20,615	20,615
Payments for order flow	70,183	70,183	15,221	15,221
Professional fees	25,596	25,596	11,181	11,181
Debt interest expense	32,456	32,456	8,463	8,463
Collateralized financing interest	27,860	27,860	8,456	8,456
Occupancy and equipment rentals	32,707	32,707	7,340	7,340
Business development	9,763	9,763	1,857	1,857
Writedown of assets and lease loss accrual, net	8,625	8,625	132	132
Writedown of capitalized debt costs	9,552	9,552	—	—
Other	39,814	39,814	7,808	7,808

Total expenses	$1,231,045	$1,231,045	$290,028	$290,028

Income from continuing operations before income taxes	$85,187	$85,187	$406,128	$406,128
Income tax expense	22,753	22,753	156,827	156,827

Income from continuing operations, net of tax	$62,434	$62,434	$249,301	$249,301

Basic earnings per share from continuing operations	$0.55	$0.71	$2.25	$2.89

Diluted earnings per share from continuing operations	$0.54	$0.68	$2.19	$2.80

Shares used in computation of basic earnings per share (1)	112,854	88,410	110,782	86,338

Shares used in computation of diluted earnings per share (1)	116,534	92,090	113,615	89,171

Other Data:
Ratio of earnings to fixed charges (2)	1.80	1.80	41.48	41.48

(1)	Pro forma information assumes the Offer is fully subscribed at the minimum purchase price for the Offer of $13.50 per share and $330 million of shares (that is, 24,444,444 shares) were repurchased on January 1, 2014.
(2)	“Ratio of earnings to fixed charges” refers to the ratio of (a) pre-tax income from continuing operations to (b) fixed charges; and (ii) “fixed charges” refers to the sum of (a) debt interest expense and (b) the sum of amortization of issuance cost and commitment fee related to indebtedness and borrowing facilities.

The terms and conditions previously set forth in the Offer to Purchase, dated May 4, 2015, the related Letter of Transmittal and other related documentation (collectively, as amended and supplemented from time to time, the Offer Documents) remain unchanged and are applicable in all respects, and this press release should be read in conjunction therewith. The tender offer statement on Schedule TO and the Offer Documents are available free of change on EDGAR at www.sec.gov and the investor information section of KCG’s website at www.kcg.com. Stockholders should carefully read the Offer Documents prior to making a decision with respect to the Offer.

About KCG

KCG is a leading independent securities firm offering investors and clients a range of services designed to address trading needs across asset classes, product types and time zones. The firm combines advanced technology with exceptional client service across market making, agency execution and venues. KCG has multiple access points to trade global equities, fixed income, currencies and commodities via voice or automated execution. www.kcg.com

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These “forward-looking statements” are not historical facts and are based on current expectations, estimates and projections about KCG’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Any forward-looking statement contained herein speaks only as of the date on which it is made. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with: (i) the strategic business combination (the “Mergers”) of Knight Capital Group, Inc. (“Knight”) and GETCO Holding Company, LLC (“GETCO”), including, among other things, (a) difficulties and delays in integrating the Knight and GETCO businesses or fully realizing cost savings and other benefits, (b) the inability to sustain revenue and earnings growth, and (c) customer and client reactions to the Mergers; (ii) the August 1, 2012 technology issue that resulted in Knight’s broker-dealer subsidiary sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market and the impact to Knight’s business as well as actions taken in response thereto and consequences thereof; (iii) the sale of KCG’s reverse mortgage origination and securitization business, sale of KCG’s futures commission merchant and the sale of KCG Hotspot; (iv) changes in market structure, legislative, regulatory or financial reporting rules, including the increased focus by regulators, the New York Attorney General, Congress and the media on market structure issues, and in particular, the scrutiny of high frequency trading, alternative trading systems, market fragmentation, colocation, access to market data feeds, and remuneration arrangements such as payment for order flow and exchange fee structures; (v) past or future changes to organizational structure and management; (vi) KCG’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by KCG’s customers and potential customers; (vii) KCG’s ability to keep up with technological changes; (viii) KCG’s ability to effectively identify and manage market risk, operational and technology risk, legal risk, liquidity risk, reputational risk, counterparty and credit risk, international risk, regulatory risk, and compliance risk; (ix) the cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings; (x) the effects of increased competition and KCG’s ability to maintain and expand market share; and (xi) the completion of the Offer. The list above is not exhaustive. Readers should carefully review the risks and uncertainties disclosed in KCG’s reports with the SEC, including, without limitation, those detailed under “Risk Factors” in KCG’s Annual Report on Form 10-K for the year-ended December 31, 2014, and other reports or documents KCG files with, or furnishes to, the SEC from time to time.

CONTACTS

Sophie Sohn	Jonathan Mairs
Communications & Marketing	Investor Relations
312-931-2299	201-356-1529
media@kcg.com	jmairs@kcg.com